Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of this amendment to Schedule 13D (including additional amendments thereto) with respect to the Common Stock, par value $0.01 per share, of XWELL, Inc., a Delaware corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: August 13, 2024

CPC PAIN & WELLNESS SPV, LLC

By: ACM-CPC, LLC

By:	/s/ Wayne Mack
Name: Wayne Mack
Title: Managing Member

By:	/s/ Richard Waldo
Name: Richard Waldo
Title: Managing Member

ACM-CPC, LLC

By:	/s/ Wayne Mack
Name: Wayne Mack
Title: Managing Member

By:	/s/ Richard Waldo
Name: Richard Waldo
Title: Managing Member

/s/ Wayne Mack
Wayne Mack

/s/ Richard Waldo
Richard Waldo